Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Projected Year Ended February 28, 2013	Projected Year Ended February 28, 2014
Net Sales:
Electrical and Industrial Products	$240,000 to $245,000	$270,000 to $285,000
Galvanizing Services	$335,000 to $340,000	$355,000 to $375,000
Total Sales	$575,000 to $585,000	$625,000 to $660,000

Diluted earnings per share	$2.35 to $2.45	$2.50 to $2.75

Net Sales by Market Segment:
Power Generation	32%	32%
Transmission and Distribution	21%	21%
Industrial	47%	47%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	46%	43%
Transmission and Distribution	29%	29%
Industrial	25%	28%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	35%	39%
OEM's	15%	12%
Industrial	30%	29%
Bridge and Highway	10%	8%
Petro Chemical	10%	12%

Operating Margins:
Electrical and Industrial Products	14% to 16%	14% to 16%
Galvanizing Services	26% to 27%	26% to 28%

Cash Provided By (Used In)Operations	$80,000	$70,000 to $80,000
Capital Expenditures	$29,000	$29,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$29,000	$28,000 to $30,000
Total Bank Debt	$210,714	$196,000

Cash Dividend	$13,300	$14,500

Percent of Business By Segment:
Electrical and Industrial Products	42%	43%
Galvanizing Services	58%	57%